UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019

MEDPACE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37856	32-0434904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5375 Medpace Way
Cincinnati, Ohio 45227 (513) 579-9911 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MEDP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01Entry into a Material Definitive Agreement.

On September 30, 2019 (the “Closing Date”), Medpace Holdings, Inc. (the “Company”) obtained a new unsecured credit facility in an aggregate principal amount up to $50 million (the “New Credit Facility”) through its wholly owned subsidiaries, Medpace, Inc., as borrower (the “Borrower”), and Medpace IntermediateCo, Inc., as guarantor (the “Guarantor”).

On the Closing Date, the Borrower and PNC Bank, National Association (the “New Lender”), entered into a Loan Agreement (the “New Loan Agreement”) providing for the New Credit Facility, and the Guarantor executed a Guaranty Agreement providing for its guarantee of the payment and performance of the obligations under the New Loan Agreement. The New Loan Agreement provides that outstanding balances under the New Credit Facility will bear interest at a rate of LIBOR plus 100 basis points (1.00%). The New Loan Agreement also provides that the New Credit Facility will expire in 364 days from the Closing Date. The Company expects that any proceeds borrowed under the New Credit Facility will be utilized to fund working capital and for other general corporate purposes.

The New Loan Agreement contains other customary loan terms, representations and warranties, and affirmative and negative covenants, in each case, subject to customary limitations, exceptions and exclusions. The New Loan Agreement contains certain events of default, including, among others, non-payment of principal or interest, breach of the covenants, cross default and cross acceleration to certain other indebtedness, defaults on monetary judgment orders, and certain bankruptcy and insolvency events.

As of the Closing Date, there were no outstanding borrowings under the New Credit Facility and $0.2 million in letters of credit outstanding related to certain operating lease obligations, which are secured by the New Credit Facility.

This summary of the New Loan Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the New Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02.Termination of a Material Definitive Agreement.

In connection with entering into the New Credit Facility described in Item 1.01, on September 30, 2019 (the “Termination Date”), the Company terminated its Senior Secured Credit Agreement dated as of December 8, 2016 (the “Prior Credit Agreement”) among Medpace IntermediateCo, Inc., as borrower (the “Prior Borrower”), and Medpace Acquisition, Inc., a wholly-owned subsidiary of the Company, as parent guarantor (the “Parent Guarantor”), and Wells Fargo Bank, National Association, as administrative agent, and the lenders who are parties to the Prior Credit Agreement.

The Prior Credit Agreement provided for a Senior Secured Term Loan Facility of $165.0 million (the “Prior Senior Secured Term Loan Facility”) and a Senior Secured Revolving Credit Facility of $150.0 million (the “Prior Senior Secured Revolving Credit Facility” and, together with the Senior Secured Term Loan Facility, the “Prior Senior Secured Credit Facilities”) which were set to expire in December 2021.

The Prior Senior Secured Credit Facilities were guaranteed by the Parent Guarantor and its material, direct or indirect wholly owned domestic subsidiaries, with certain exceptions. All of the obligations under the Prior Senior Secured Credit Facilities were secured, subject to certain permitted liens and other exceptions, by substantially all of the assets of the Borrower and each guarantor.

In relation to the termination of the Prior Credit Agreement, the Prior Borrower has repaid all of its outstanding obligations under the Prior Senior Secured Credit Facilities. As a result, no amounts remain outstanding under the Prior Senior Secured Credit Facilities.

As of September 30, 2019, no amounts were drawn under the Prior Senior Secured Credit Facilities and no fees or penalties were incurred as a result of the termination, other than the payment of accrued commitment fees of $0.1 million through the Termination Date.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1	Loan Agreement, dated as of September 30, 2019, by and among Medpace, Inc., as borrower, and PNC Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPACE HOLDINGS, INC.

Date:	October 1, 2019	By:	/s/ Stephen P. Ewald
		Name:	Stephen P. Ewald
		Title:	General Counsel and Corporate Secretary